EXHIBIT 3(i)

                           INTELLIGENT CONTROLS, INC.
                       CONFORMED ARTICLES OF INCORPORATION

Note: These conformed Articles of Incorporation have been prepared based on the original Articles of Incorporation of Intelligent Controls, Inc. as filed on February 23, 1978 with the Maine Secretary of State, and all amendments thereto. Reference is made to the originals for the complete text of the Articles of Incorporation, as amended.

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                                 STATE OF MAINE
                                     ------

                            ARTICLES OF INCORPORATION

                                       OF

                           INTELLIGENT CONTROLS, INC.


FIRST: The name of the corporation is INTELLIGENT CONTROLS, INC. and it is located in Maine, at . . . Saco.

SECOND:  The name of its clerk and the registered office shall be:

                                Gregory S. Fryer
                               One Portland Square
                               Portland, ME 04112

THIRD: The number of directors constituting the initial board of directors of the corporation is 3.

FOURTH: The board of directors is authorized to increase or decrease the number of directors.

         [T]he minimum number . . . shall be 3 directors, . . . and the maximum number . . . shall be 9 directors.

FIFTH:   There shall be only one class of shares, viz, Common Stock.

         Par value of each share is: none.

         Number of shares authorized: 8,000,000.

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                                     SUMMARY

         The aggregate par value of all authorized shares (of all classes) having a par value is: $0.

         The total number of authorized shares (of all classes) without par value is: 8,000,000 shares.

SIXTH:   Meetings of shareholders may be held outside the State of Maine.

SEVENTH: There are no preemptive rights.

EIGHT: Other provisions of these articles . . ., including any provisions for the regulation of the internal affairs of the corporation, are [as follows:]

         Pursuant to Section 524 of the Maine Business Corporation Act, the Corporation may issue debentures convertible into shares of any class of stock, within such periods and upon such terms as the Board of Directors shall fix and determine.

         Section 910 of the Maine Business Corporation Act shall be inapplicable to the Corporation.

         The Corporation may purchase its own shares from capital surplus.